EXHIBIT B

OFFER TO PURCHASE

CROSS SHORE DISCOVERY FUND

Institutional Shares

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

OFFER TO PURCHASE SHARES IN AN AMOUNT UP TO 10% OF OUTSTANDING INSTITUTIONAL SHARES AT NET ASSET VALUE

DATED MAY 1, 2024

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

11:59 P.M., EASTERN TIME, ON MAY 31, 2024

UNLESS THE OFFER IS EXTENDED

To the Shareholders of Institutional Shares of Cross Shore Discovery Fund:

Cross Shore Discovery Fund, (the “Fund”) is offering to purchase up to 10% of the net asset value of the Fund’s Institutional Shares (“Shares”) from shareholders of that class (“Shareholders”) on the terms set forth in this Offer to Purchase and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”). The net asset value of the Shares will be calculated for this purpose as of June 28, 2024 or, if the Offer is extended, as of a later date determined by the Fund’s Board of Trustees (in each case the “Valuation Date”). This Offer is being made to all Shareholders. Shares are not traded on any established trading market and are subject to strict restrictions on transferability set forth in the Fund’s Agreement and Declaration of Trust.

Shareholders should realize that the value of the Shares tendered in the Offer is expected to change between February 29, 2024 (the last time net asset value was calculated) and the Valuation Date. Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to the Shares tendered and accepted for purchase by the Fund, through the Valuation Date. Accordingly, the value of tendered Shares will remain subject to the Fund’s investment risks set forth in the Fund’s prospectus (as it may be amended, modified or otherwise supplemented from time to time).

The Fund calculates its net asset value monthly. Any tendering Shareholders that desire to obtain the most recently calculated net asset value of their Shares may contact the Fund at 1-844-300-7828, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:30 p.m. (Eastern Time) or by mail at one of the addresses listed below. Shareholders desiring to tender all or portions of their Shares in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to the Fund in the manner set forth in Section 4 of this Offer.

IMPORTANT

None of the Fund, its investment adviser, or its Board of Trustees makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders must make their own decisions whether to tender Shares, and, if they choose to do so, the portion of their Shares to tender.

Because each Shareholder’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund as follows:

For Certified Mail, Return Receipt Requested:

Cross Shore Discovery Fund

Institutional Shares

PO Box 46707

Cincinnati, OH 45246-0707

For Overnight Mail:

Cross Shore Discovery Fund

Institutional Shares

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Phone: (844) 300-7828

Fax: (513) 587-3438

TABLE OF CONTENTS

SUMMARY TERM SHEET.	1
1. BACKGROUND AND PURPOSE OF THE OFFER.	2
2. OFFER TO PURCHASE AND PRICE.	3
3. AMOUNT OF TENDER.	4
4. PROCEDURE FOR TENDERS.	4
5. WITHDRAWAL RIGHTS	5
6. PURCHASES AND PAYMENT.	5
7. CERTAIN CONDITIONS OF THE OFFER.	6
8. CERTAIN INFORMATION ABOUT THE FUND.	7
9. CERTAIN FEDERAL TAX CONSEQUENCES.	10
10. MISCELLANEOUS.	11
ANNEX A - Financial Statements	12

SUMMARY TERM SHEET.

Cross Shore Discovery Fund (the “Fund”) is offering to purchase up to 10% of the net asset value of the Fund’s Institutional Shares (“Shares”) that are tendered by shareholders of that class (“Shareholders”) and not withdrawn consistent with the terms of the Offer to Purchase and the Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”). The Offer is being made to all Shareholders.

The net asset value of the Shares will be calculated for this purpose as of June 28, 2024 or, if the Offer is extended, as of such later date as the Fund’s Board of Trustees (each a “Trustee” and collectively, the “Board”) shall determine (in each case, the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date as a result of any extension of the Offer.

Shareholders may tender all of their Shares or any portion of their Shares (defined as a specific dollar value or as a number of Shares). The Fund requires that a tendering Shareholder tender a minimum of $25,000 worth of Shares. A Shareholder tendering only a portion of its Shares for purchase will be required to continue to hold Shares with a value of at least $25,000 after giving effect to the repurchase. If a Shareholder tenders an amount that would cause the value of its Shares (after giving effect to the repurchase) to fall below $25,000, the Fund may reduce the amount to be repurchased so that value of the Shareholder’s account is at least $25,000 or the Fund may repurchase all of the Shareholder’s Shares.

If the Fund accepts the tender of all or a portion of a Shareholder’s Shares, the Fund will make payment for the Shares it purchases from one or more of the following sources: cash on hand, the proceeds from the sale of securities and portfolio assets held by the Fund, or borrowings. The Fund does not currently intend to use borrowings to pay for the purchase of Shares pursuant to the Offer.

The Offer remains open to Shareholders until 11:59 P.M., Eastern Time, on May 31, 2024 or any date corresponding to an extension of the Offer (in each case, the “Expiration Date”). Responses to the Offer received by the Fund or its designated agent after the Expiration Date will be void.

Prior to the Expiration Date, Shareholders have the right to change their minds and withdraw the tenders of their Shares.

1

If a Shareholder would like the Fund to purchase all of its Shares or any portion of its Shares, it should complete, sign and either: (i) mail or otherwise deliver a Letter of Transmittal, enclosed with this Offer, to Cross Shore Discovery Fund – Institutional Shares, PO Box 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or to Cross Shore Discovery Fund at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (ii) fax it to the Fund at 1-513-587-3438, so that it is received before 11:59 P.M., Eastern Time, on the Expiration Date. IF THE SHAREHOLDER ELECTS TO FAX THE LETTER OF TRANSMITTAL, IT MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE FUND PROMPTLY AFTER IT IS FAXED (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 11:59 P.M., EASTERN TIME, ON THE EXPIRATION DATE). The value of Shares is expected to change between February 29, 2024 (the last time prior to the date of this filing as of which the Fund’s net asset value was calculated) and the Valuation Date. Shareholders may obtain the net asset value of their Shares, which the Fund calculates monthly, by contacting the Fund at 1-844-300-7828 or at one of the addresses or the fax number listed above, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:30 p.m. (Eastern Time).

If Shareholders tender for purchase more Shares than the Fund is offering to purchase during the offering period, the Fund will purchase only a pro rata portion of the Shares tendered by each Shareholder.

Please note that just as each Shareholder has the right to withdraw the tender of its Shares, the Fund has the right to cancel or amend this Offer or postpone the acceptance of Shares tendered for purchase thereunder at any time before 11:59 P.M., Eastern Time, on the Expiration Date. Also realize that although the Offer expires on the Expiration Date, a Shareholder that tenders all or a portion of its Shares will remain a Shareholder in the Fund with respect to the Shares tendered notwithstanding the Fund’s acceptance of the Shareholder’s Shares for purchase through the Valuation Date. Accordingly, the value of tendered Shares remains subject to the investment risks of the Fund as set forth in the Prospectus until the Valuation Date.

●	Each Shareholder that tenders Shares that are accepted for purchase by the Fund will be paid cash equal in an amount not less than ninety-five percent (95%) of the unaudited net asset value of the Shares, determined as of the Valuation Date (the “Initial Payment”). The Initial Payment will be made within sixty-five (65) calendar days after the Expiration Date. A second and final payment (the “Final Payment”) (which will not be credited for interest) will be made in an amount equal to the excess, if any, of (1) the value of the repurchased Institutional Shares, determined as of the Valuation Date, over (2) the Initial Payment. Unless the existence of changes in tax or other laws or regulations, delays in withdrawal proceeds from Portfolio Funds, or unusual market conditions result in a delay, the Final Payment will be made within 2 business days of the completion of the next annual audit of Shares by the Fund’s independent registered public accountant.

1. BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to Shareholders that hold Shares, as contemplated by and in accordance with the procedures set out in the Prospectus and the Fund’s Agreement and Declaration of Trust dated May 20, 2014 (the “Trust Instrument”). The Prospectus and the Subscription Agreement executed by each Shareholder, each of which were provided to each Shareholder prior to subscribing for Shares, provide that the Board has the discretion to determine whether the Fund will purchase Shares from time to time pursuant to written tender offers. The Prospectus also states that the Board expects that tender offers, if authorized, will be made no more frequently than quarterly and will typically have a valuation date as of March 31, June 30, September 30 and December 31 (or, if any such date is not a business

2

day, on the last business day of such calendar quarter). Because there is no secondary trading market for the Shares and transfers of Shares are limited by the terms of the Prospectus and the Trust Instrument, the Board has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus that the Offer is in the best interests of Shareholders.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks that may possibly result from the reduction in the Fund’s aggregate assets resulting from the payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification of the Fund’s investments. The Fund believes, however, that this result is unlikely. To raise the necessary cash to purchase Shares pursuant to the Offer, Cross Shore Capital Management, LLC (“Adviser”) expects to minimize Fund portfolio changes by liquidating portfolio assets on a pro rata basis to the extent possible given applicable Portfolio Fund liquidity restrictions and withdrawal notification requirements. The liquidation of Fund investments, including but not limited to Portfolio Funds, earlier than the Adviser would otherwise have liquidated such holdings may potentially result in losses or increased investment related expenses of the Fund. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders subsequent to the date of this Offer.

Shares that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Shares from time to time in accordance with the Prospectus and Trust Instrument.

2. OFFER TO PURCHASE AND PRICE.

Subject to the terms set forth in the Offer, the Fund will purchase up to 10% of the net asset value of the Shares tendered by Shareholders by 11:59 P.M., Eastern Time, on the Expiration Date and that are not withdrawn. The Offer is being made to all Shareholders.

The purchase price of Shares tendered to and accepted by the Fund for purchase will be their net asset value as of the Valuation Date. The Fund’s net asset value is the value of the Fund’s assets less its liabilities, and its net asset value per Shares equals that net asset value divided by the number of the then issued and outstanding Shares.

The purchase price of a Share is payable as set forth in Section 6 of this Offer.

As of the close of business on March 1, 2024 there were approximately 383,648.713 outstanding Shares and the net asset value of the Fund was approximately $31,742,145.36 (based on the net asset value of such Shares). Shareholders may obtain monthly net asset value information, which the Fund calculates based on pricing information received from third party vendors and, with respect to Portfolio Funds, information received from the Portfolio Funds, until the expiration of the Offer, by contacting the Fund at the telephone number or one of the addresses

3

set forth on page ii, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:30 p.m. (Eastern Time).

3. AMOUNT OF TENDER.

A Shareholder may tender all of its Shares or a portion of its Shares (defined as a specific dollar value or a number of Shares). The Offer is being made to all Shareholders.

The Fund requires that a tendering Shareholder tender a minimum of $25,000 worth of Shares. A Shareholder tendering only a portion of its Shares for purchase will be required to continue to hold Shares with a value of at least $25,000 after giving effect to the repurchase. If a Shareholder tenders an amount that would cause the value of its Shares (after giving effect to the repurchase) to fall below $25,000, the Fund may reduce the amount to be repurchased so that value of the Shareholder’s account is at least $25,000 or the Fund may repurchase all of the Shareholder’s Shares.

Shareholders who tender Shares in a tender offer may not have all of the tendered Shares purchased by the Fund. If the number of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 of this Offer is less than or equal to 10% of the net asset value of the Shares (based on the net asset value per Share as of the Valuation Date), the Fund will, subject to the terms of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone the acceptance of tenders made pursuant to the offer, as provided in Section 7 of this Offer. If the amount of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 of this Offer exceeds 10% of the net asset value of the Shares (based on the net asset value per Share as of the Valuation Date), the Fund will purchase only a pro rata portion of the Shares tendered by each Shareholder.

4. PROCEDURE FOR TENDERS.

Shareholders wishing to tender Shares pursuant to the Offer should send a completed and executed Letter of Transmittal by either: (a) mailing or otherwise delivering a Letter of Transmittal, enclosed with this Offer, to Cross Shore Discovery Fund – Institutional Shares, PO Box 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or to Cross Shore Discovery Fund at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (b) faxing it to the Fund at 1-513-587-3438. The completed and executed Letter of Transmittal must be received by the Fund, either by mail or fax, no later than 11:59 P.M. on the Expiration Date. The Letter of Transmittal is enclosed herewith.

The Fund recommends that all documents be submitted to the Fund via certified mail, return receipt requested, overnight mail, or by facsimile transmission. A Shareholder electing to fax a Letter of Transmittal to the Fund must also send or deliver the original completed and executed Letter of Transmittal to the Fund promptly thereafter. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund’s transfer agent, Ultimus Fund Solutions, LLC (“Ultimus”) at the number and addresses above. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares including but not limited to the failure of the Fund to receive any Letter of Transmittal or other document. All questions as

4

to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the right to waive any of the terms of the Offer or any defect of any tender with respect to any particular Share or any particular Shareholder, and the Fund’s interpretation of the terms of the Offer will be final and binding, unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser, Ultimus, the Fund’s administrator, fund accountant and transfer agent, or the Board shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur liability for failure to give such notice.

5. WITHDRAWAL RIGHTS

Any Shareholder tendering Shares pursuant to this Offer may withdraw such tender at any time before 11:59 P.M., Eastern Time on the Expiration Date. To be effective, any notice of withdrawal of a tender must be timely received by the Fund by: (a) mailing or otherwise delivering a Letter of Transmittal, enclosed with this Offer, to Cross Shore Discovery Fund – Institutional Shares, PO Box 46707, Cincinnati, OH 45246-0707 (for certified mail, return receipt requested) or to Cross Shore Discovery Fund at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (for overnight mail); or (b) faxing it to the Fund at 1-513-587-3438, so that it is received no later than the Expiration Date. A tender of Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, subsequent to the withdrawal of tendered Shares, the Shares may be tendered again prior to the Expiration Date by following the procedures set forth in Section 4 of this Offer. The Notice of Withdrawal of Tender is enclosed herewith.

All questions as to the validity, form, eligibility (including time of receipt) of notices of withdrawal of the tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

6. PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Shares that are tendered when it gives written notice to the tendering Shareholder of its election to purchase such Shareholder’s Shares. The purchase price of the Shares tendered to and accepted for purchase by the Fund will be the net asset value thereof as of the Valuation Date. The Fund’s net asset value is the value of the Fund’s assets less its liabilities, and its net asset value per Share equals that net asset value divided by the number of the then issued and outstanding Shares.

If the Fund accepts all or a portion of a Shareholder’s tendered Shares, the Fund will pay cash equal in an amount not less than ninety-five percent (95%) of the unaudited net asset value of the Shares, determined as of the Valuation Date (the “Initial Payment”). The Initial Payment will be made within sixty-five (65) calendar days after the Expiration Date. A second and final payment (the “Final Payment”) (which will not be credited for interest) will be made in an amount

5

equal to the excess, if any, of (1) the value of the repurchased Institutional Shares, determined as of the Valuation Date, over (2) the Initial Payment. Unless the existence of changes in tax or other laws or regulations, delays in withdrawal proceeds from Portfolio Funds, or unusual market conditions result in a delay, the Final Payment will be made within 2 business days of the completion of the next annual audit of Shares by the Fund’s independent registered public accountant.

The Fund expects that the purchase price for Shares acquired pursuant to the Offer, which will not exceed 10% of the net asset value of the Shares (based on the net asset value per Share as of the Valuation Date), will be derived from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or (c) possible borrowing. Neither the Fund nor the Board has authorized borrowing to purchase Shares tendered in connection with the Offer. Depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Board, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase amount for Shares, subject to compliance with applicable law. The Fund expects that the repayment of any amounts borrowed will be financed from: (a) additional funds contributed to the Fund by existing or new Shareholders; and (b) from a liquidation of a portion of the Fund’s portfolio assets.

7. CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. The Fund also reserves the right to adjust the Valuation Date as a result of any extension or amendment of the Offer. Accordingly, the purchase price of Shares tendered by any Shareholder will be the net asset value thereof as of June 28, 2024, or, if the Offer is extended beyond the Expiration Date, the purchase price of Shares tendered by any Shareholder will be the net asset value as of such later date as the Board will determine. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer.

The Fund also reserves the right, at any time and from time to time, up to and including the Expiration Date, to: (a) cancel the Offer and in the event of such cancellation not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open and will promptly notify Shareholders.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objective and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board any: (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund; (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the U.S. that is material to the Fund; (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions; (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment; (v) commencement of war, significant increase in armed hostilities or other international or national calamity directly or indirectly involving the U.S. that is material to

6

the Fund; (vi) material change in the NAV of the Fund from the NAV of the Fund as of commencement of the Offer; or (vii) any other event or condition that would have a material adverse effect on the Fund or its investors if Shares tendered pursuant to the Offer were purchased; or (c) the Board determines that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer.

There can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone the acceptance of tenders pursuant to the Offer.

8. CERTAIN INFORMATION ABOUT THE FUND.

The Fund is the sole series of a Delaware statutory trust of the same name that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, non-diversified, management investment company. The principal executive office of the Fund is located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 and the telephone number is 1-844-300-7828.

Shares are registered under the Securities Act of 1933, as amended. Shares, however, are not traded on any established trading market, and the transfer thereof is strictly limited by the terms of the Prospectus and the Trust Instrument.

The investment adviser of the Fund is Cross Shore Capital Management, LLC. Victor Stewart Linell, Neil Kuttner and Benjamin Ralph Bloomstone are the Adviser’s managing members and sole owners. The principal executive office of the Adviser is located at 111 Great Neck Road, Suite 210, Great Neck, New York 11021 and its telephone number is 1-516-684-4040.

The Fund’s Trustees are Benjamin R. Bloomstone, David J. Gruber and Thomas E. Niehaus. The Fund’s Principal Executive Officer, Principal Financial Officer and Chief Compliance Officer are Benjamin R. Bloomstone, Zachary P. Richmond and Martin R. Dean, respectively. The address of the Trustees and the officers is C/O Cross Shore Discovery Fund, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

The Fund is not aware of any plans or proposals that relate to or would result in:(i) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (ii) any purchase, sale or transfer of a material amount of assets of the Fund (other than as the Board determines may be necessary or appropriate to fund all or a portion of the purchase price for Shares acquired pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (iii) any material change in the present dividend rate or policy or indebtedness or capitalization of the Fund; (iv) any change in the identity of the Fund’s investment adviser, or members of the Board, or in the management of the Fund including but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancy on the Board or to change any material term of the Fund’s Investment Advisory Agreement with the Adviser; (v) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (vi) the acquisition by any person of additional Shares (other than the Fund’s intention to accept subscriptions for Shares on the first business day of each month and from time to time in the discretion of the Board, or the disposition of Shares (other than

7

pursuant to tender offers to repurchase Shares approved by the Board); or (vii) any changes in the Trust Instrument or other governing instruments or other actions that could impede the acquisition of control of the Fund.

As of March 1, 2024, the Fund, the Adviser, any Trustee, any Officer, and any person controlling the Fund or the Adviser held (or had interest in) the below referenced Shares:1

Name	Relationship to Fund	Shares Held	% of Outstanding Shares
Benjamin Ralph Bloomstone	Portfolio Manager; Shareholder; Managing Member, Cross Shore Capital Management, LLC and Cross Shore GP, LLC; Trustee and Principal Executive Officer of the Fund	51,113.500[1]	13.33%[1]
Cross Shore Capital Management, LLC	Investment Adviser; Shareholder; Managing Member, Cross Shore QP Partners, LP	18,557.678[2]	4.84%[2]
Cross Shore GP, LLC	Managing Member, Cross Shore Capital Management, LLC and Cross Shore QP Partners, LP	156,181.160[3]	40.71%[3]
Cross Shore QP Partners, LP	Shareholder	156,181.160	40.71%
Neil Kuttner	Shareholder; Managing Member, Cross Shore Capital Management, LLC and Cross Shore GP, LLC	39,606.931[4]	10.33%[4]
Victor Stewart Linell	Portfolio Manager; Shareholder; Managing Member, Cross Shore Capital Management, LLC and Cross Shore GP, LLC	38,739.261[5]	10.09%[5]

1 Shareholders owning voting securities in excess of twenty-five percent (25%) may determine the outcome of any matter affecting and voted on by Shareholders of the Fund.

8

1.	Mr. Bloomstone is the direct beneficial owner of 51,113.50 Shares. Mr. Bloomstone may be deemed to have an indirect beneficial interest in Shares held in the name of the Cross Shore QP Partners, LP (156,181.160 Shares) because Mr. Bloomstone is a Managing Member of Cross Shore GP, LLC and Cross Shore Capital Management, LLC, the Cross Shore QP Partners, LP’s general partner and investment adviser, respectively. Mr. Bloomstone may be deemed to have an indirect beneficial interest in Shares held in the name of Cross Shore Capital Management, LLC (18,557.678 Shares) because Mr. Bloomstone is a Managing Member of that entity.

2.	Cross Shore Capital Management, LLC is the direct beneficial owner of 18,557.678 Shares. Cross Shore Capital Management, LLC may be deemed to have an indirect beneficial interest in Shares held in the name of the Cross Shore QP Partners, LP (156,181.160 Shares) because it is the investment adviser to that entity.

3.	Cross Shore GP, LLC may be deemed to have an indirect beneficial interest in Shares held in the name of Cross Shore QP Partners, LP (156,181.160 Shares) because it is the general partner of that entity.

4.	Mr. Kuttner is the direct beneficial owner of 39,606.931 Shares. Mr. Kuttner may be deemed to have an indirect beneficial interest in Shares held in the name of the Cross Shore QP Partners, LP (156,181.160 Shares) because Mr. Kuttner is a Managing Member of Cross Shore GP, LLC and Cross Shore Capital Management, LLC, the Cross Shore QP Partners, LP’s general partner and investment adviser, respectively. Mr. Kuttner may be deemed to have an indirect beneficial interest in Shares held in the name of Cross Shore Capital Management, LLC (18,557.678 Shares) because Mr. Kuttner is a Managing Member of that entity.

5.	Mr. Linell is the direct beneficial owner of 38,739.261 Shares. Mr. Linell may be deemed to have an indirect beneficial interest in Shares held in the name of the Cross Shore QP Partners, LP (156,181.160 Shares) because Mr. Linell is a Managing Member of Cross Shore GP, LLC and Cross Shore Capital Management, LLC, the Cross Shore QP Partners, LP’s general partner and investment adviser, respectively. Mr. Linell may be deemed to have an indirect beneficial interest in Shares held in the name of Cross Shore Capital Management, LLC (18,557.678 Shares) because Mr. Linell is a Managing Member of that entity.

To the Fund’s knowledge, no executive officer, Trustee, or other affiliate plans to tender Shares pursuant to the Offer. Any Shares to be purchased from any Trustee, officer or affiliate of the Fund will be on the same terms and conditions as any other purchase of Shares.

The Fund is not aware of any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer (whether or not legally enforceable) between: (a) the Fund, the Adviser, a Trustee or any person controlling the Fund or the Adviser; and (b) any other person, with respect to the Shares.

No persons have been directly or indirectly employed or retained or are to be compensated to make solicitations or recommendations in connection with the Offer.

9

The Fund previously offered to repurchase Shares as of March 28, 2024. Shares with a value of $600,000 plus an additional 11,421.109 Shares were tendered pursuant to that offer.

The Fund issues and repurchases Shares in the ordinary course of business. Otherwise, there have been no transactions known to the Fund involving Shares that were effected during the past 60 days by the Fund, the Adviser, any Trustee, any Officer or any person controlling the Fund or the Adviser.

9. CERTAIN FEDERAL TAX CONSEQUENCES.

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to the purchase of Shares by the Fund for cash pursuant to the Offer. This summary does not purport to be a complete description of the income tax considerations applicable to such purchase. Shareholders should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

This summary assumes that Shareholders hold Shares as capital assets (generally, property held for investment). The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this Offer and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. The Fund has neither sought nor will seek any ruling from the Internal Revenue Service, or “IRS,” regarding this Offer. This summary does not discuss any aspects of foreign, state or local tax.

A “U.S. Shareholder” is a beneficial owner of Shares that is for U.S. federal income tax purposes: (a) a citizen or individual resident of the United States; (b) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust, if a court within the United States has primary supervision over its administration and one of more U.S. persons have the authority to control all of its substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or (d) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

A U.S. Shareholder generally will recognize taxable gain or loss if the U.S. Shareholder sells or otherwise disposes of its Shares. Such Shareholder’s gain or loss is generally calculated by subtracting from the gross proceeds the cost basis of its Shares sold or otherwise disposed of. For non-corporate U.S. Shareholders, any gain arising from a sale or disposition generally will be treated as long-term capital gain or loss if the Shareholder has held its Shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of Shares held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received or undistributed capital gain deemed received, with respect to such Shares. In addition, all or a portion of any loss recognized upon a disposition of Shares may be disallowed if other Shares are purchased (whether

10

through reinvestment of distributions or otherwise) within thirty (30) calendar days before or after the disposition.

The Fund may be required to withhold U.S. federal income tax, or “backup withholding,” currently at a rate of twenty-eight percent (28%), from all taxable distributions to any non-corporate U.S. Shareholder: (a) who fails to furnish the Fund with a correct taxpayer identification number or a certificate that such Shareholder is exempt from backup withholding, or (b) with respect to whom the IRS notifies the Fund that such Shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. Shareholder’s U.S. federal income tax liability and may entitle such Shareholder to a refund; provided that proper information is timely provided to the IRS.

10. MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Fund at the address and telephone number set forth on page ii or from the Securities and Exchange Commission’s internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.

11

ANNEX A - Financial Statements

The following financial statements of the Fund, which the Fund has prepared and furnished to Shareholders pursuant to Rule 30e-1 under the 1940 Act and filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 30b2-1 under the 1940 Act, are incorporated by reference in their entirety into this Offer:

Audited financial statements for the fiscal year ended March 31, 2022 previously filed via EDGAR on Form N-CSR on June 7, 2022;

Unaudited financial statements for the semi-annual fiscal period ended September 30, 2022 previously filed via EDGAR on Form N-CSR on December 5, 2022;

Audited financial statements for the fiscal year ended March 31, 2023 previously filed via EDGAR on Form N-CSR on June 9, 2023; and

Unaudited financial statements for the semi-annual fiscal period ended September 30, 2023 previously filed via EDGAR on form N-CSR on December 6, 2023.